Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960

Release Date:	October 28, 2009 For Immediate Release

HOME BANCORP REPORTS 2009 THIRD QUARTER EARNINGS AND

APPROVAL OF STOCK REPURCHASE PROGRAM

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.5 million for the third quarter of 2009, an increase of $105,000, or 8%, compared to the third quarter of 2008 and an increase $60,000, or 4%, compared to the second quarter of 2009. Diluted earnings per share were $0.17 for the third quarter of 2009, a decrease of 6% from the $0.18 per share reported for the second quarter of 2009. Net income for the first nine months of 2009 was $4.7 million, an increase of $1.1 million, or 33%, compared to the first nine months of 2008.

“Due to our outstanding bankers and resilient markets,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, “we continue to enjoy results that exceed the industry’s performance.”

“Given the turmoil in our industry, many people are re-examining their banking relationships,” added Mr. Bordelon. “Our history of exceptional service and commitment to the communities we serve has produced new customer opportunities for Home Bank throughout 2009. We remain focused on delivering even greater service to our customers by investing in our people, technology and facilities.”

The Company also announced that its Board of Directors approved the repurchase of up to 446,344 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases may be made by the Company from time-to-time in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant.

One Year Anniversary of IPO

The Company celebrated the first anniversary of its initial public stock offering (“IPO”) during October. As a result of the offering, which was completed on October 2, 2008, the Company issued a total of 8,926,875 shares of its common stock for an aggregate of $89.3 million in total offering proceeds.

“In the midst of the continuing struggles in our industry,” said Mr. Bordelon, “Home Bancorp’s remarkably strong capital base positions us to continue profitably growing our company.” The Company did not apply for or accept any funds from the U.S. Treasury’s financial institution capital purchase program.

Baton Rouge Expansion Proceeds

Home Bank began construction on its third full-service branch in Baton Rouge during the third quarter of 2009. The new branch, which will be located on Corporate Boulevard, will serve as the Bank’s Baton Rouge headquarters. The new branch is expected to open during the first half of 2010. In addition to its two other full-service branches in Baton Rouge, the Bank also operates a loan production office in the market.

Loans and Credit Quality

Loans totaled $340.2 million at September 30, 2009, an increase of $22.7 million, or 7%, from September 30, 2008, and a decrease of $2.4 million, or 1%, from June 30, 2009. The Company’s loan mix has changed in 2009 as commercial loan balances have grown, while one-to four- family mortgage loan balances continue to decrease. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	September 30,	December 31,	Increase (Decrease)
(dollars in thousands)	2009	2008	Amount	Percent

Real estate loans:
One- to four-family first mortgage	$125,157	$138,173	$(13,016)	(9)%
Home equity loans and lines	24,258	23,127	1,131	5
Commercial real estate	91,964	84,096	7,868	9
Construction and land	42,619	35,399	7,220	20
Multi-family residential	6,077	7,142	(1,065)	(15)

Total real estate loans	290,075	287,937	2,138	1

Other loans:
Commercial	34,521	34,434	87	—
Consumer	15,626	13,197	2,429	18

Total other loans	50,147	47,631	2,516	5

Total loans	$340,222	$335,568	$4,654	1%

Commercial real estate loan growth during 2009 has primarily been driven by loans on owner-occupied office buildings in the Bank’s market areas. Construction and land loan growth during the year is primarily attributable to loans to builders on pre-sold single-family residential properties in the Bank’s market areas. Consumer loan growth in 2009 relates primarily to mobile home loans.

Net loan charge-offs for the first nine months of 2009 were $43,000, compared to $85,000 for the same period in 2008. Non-performing assets totaled $2.7 million, or 0.51% of total assets, at September 30, 2009, compared to $638,000 and $2.4 million at September 30, 2008 and June 30, 2009, respectively. The increase in non-performing assets relates primarily to owner-occupied residential real estate loans. The Company increased its provision for loan losses to $287,000 during the third quarter of 2009, compared to provisions of $92,000 and $248,000 during the third quarter of 2008 and the second quarter of 2009, respectively.

As of September 30, 2009, the allowance for loan losses as a percentage of total loans was 0.96%, compared to 0.75% at September 30, 2008 and 0.88% at June 30, 2009.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $116.4 million at September 30, 2009, an increase of $36.2 million, or 45%, from September 30, 2008, and an increase of $3.1 million, or 3%, from June 30, 2009. The increase from September 30, 2008 was the result of the Company’s investment of a portion of the IPO proceeds received in the fourth quarter of 2008. At September 30, 2009, the Company had a net unrealized loss position on its investment securities portfolio of $2.7 million, compared to net unrealized losses of $2.5 million and $4.9 million at September 30, 2008 and June 30, 2009, respectively. The unrealized losses relate primarily to the Company’s non-agency mortgage-backed securities holdings, which amounted to $44.5 million, or 8% of total assets, at September 30, 2009.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of September 30, 2009 (dollars in thousands).

Collateral	Tranche	S&P Rating	# of Securities	Amortized Cost	Unrealized Gain/(Loss)

Prime	Super senior	AAA	5	$10,667	$194
Prime	Super senior	Below investment grade	2	2,639	(635)
Prime	Senior	AAA (1)	9	20,199	(1,685)
Prime	Senior	Below investment grade	1	3,322	(775)
Prime	Senior support	Below investment grade	4	3,920	(669)
Alt-A	Senior	AAA	1	983	30
Alt-A	Senior	Below investment grade (2)	1	1,958	(929)
Alt-A	Senior support	Below investment grade	1	805	(97)

Total non-agency mortgage-backed securities			24	$44,493	$(4,566)

(1)	Includes one security with an amortized cost of $2.1 million and an unrealized loss of $63,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(2)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Cash Invested at Other ATM Locations

Home Bank has historically maintained contracts with various counterparties to provide cash for ATMs throughout the United States. The Bank has elected not to renew these contracts; hence, the balance of cash invested at other ATM locations has significantly decreased during 2009.

Cash invested at other ATM locations totaled $8.8 million at September 30, 2009, a decrease of $11.9 million from September 30, 2008, and a decrease of $17.0 million from June 30, 2009. The Bank expects to receive the balance of cash invested at other ATM locations from its one remaining counterparty during the fourth quarter of 2009.

Deposits

Deposits totaled $376.6 million at September 30, 2009, an increase of $23.2 million, or 7%, from September 30, 2008, and an increase of $5.0 million, or 1%, from June 30, 2009. The Company remains focused on growing its core deposit base (i.e., checking, savings and money market accounts), which has increased $17.6 million, or 9%, during the first nine months of 2009.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(dollars in thousands)	September 30, 2009	December 31, 2008	Increase (Decrease)
			Amount	Percent

Demand deposit	$66,305	$67,047	$(742)	(1)%
Savings	21,782	19,741	2,041	10
Money market	86,411	68,850	17,561	26
NOW	40,921	42,200	(1,279)	(3)
Certificates of deposit	161,217	156,307	4,910	3
Total deposits	$376,636	$354,145	$22,491	6%

Purchase of 2009 Recognition and Retention Plan Shares

In May 2009, shareholders approved the adoption of the 2009 Recognition and Retention Plan (the “Plan”). In order to fund the Plan, the related trust completed the purchase of a total of 357,075 shares of Home Bancorp’s common stock in the open market since the Plan’s approval at an average cost of $11.81 per share.

Net Interest Income

Net interest income for the third quarter of 2009 totaled $6.1 million, an increase of $1.3 million, or 28%, compared to the third quarter of 2008, and a decrease of $26,000, or 0.4%, compared to the second quarter of 2009. The Company’s net interest margin was 4.83% for the third quarter of 2009, 52 basis points higher than the same quarter a year ago and 4 basis points lower than the second quarter of 2009. The 52 basis point increase in the net interest margin compared to the third quarter of 2008 is primarily the result of a $61.9 million increase in average interest-earning assets due primarily to the completion of the Company’s IPO and the investment of the net proceeds from the IPO, as well as reduced funding costs.

Average interest-earning assets totaled $499.5 million for the quarter ended September 30, 2009, an increase of $61.9 million, or 14%, and a decrease of $3.5 million, or 1%, from the third quarter of 2008 and the second quarter of 2009, respectively. The average yield on the Company’s interest-earning assets for the quarter ended September 30, 2009 was 6.09%, decreases of 20 basis points and seven basis points compared to the quarters ended September 30, 2008 and June 30, 2009, respectively.

Average interest-bearing liabilities totaled $328.5 million for the quarter ended September 30, 2009, a decrease of $7.0 million, or 2%, and $1.3 million, or 0.4%, compared to the quarters ended September 30, 2008 and June 30, 2009, respectively. The average rate paid on interest-bearing liabilities for the quarter ended September 30, 2009 was 1.88%, decreases of 67 basis points and 10 basis points compared to the quarters ended September 30, 2008 and June 30, 2009, respectively.

Noninterest Income

Noninterest income for the third quarter of 2009 was $949,000, an increase of $137,000, or 17%, and a decrease of $57,000, or 6%, compared to the quarters ended September 30, 2008 and June 30, 2009, respectively. The increase in noninterest income compared to the third quarter of 2008 was primarily the result of increased gains on sale of mortgage loans and higher levels of service fees and charges and bank card fees. The decrease in noninterest income compared to the second quarter of 2009 was primarily the result of a $70,000, or 40%, decrease in gains on sale of mortgage loans.

Noninterest Expense

Noninterest expense for the third quarter of 2009 totaled $4.7 million, an increase of $1.3 million, or 39%, and an increase of $27,000, or 1%, compared to the quarters ended September 30, 2008 and June 30, 2009, respectively. Non-interest expense for the second quarter of 2009 included a $200,000 FDIC special assessment.

The primary reason for the increase in noninterest expense from the third quarter of 2008 to the third quarter of 2009 was higher compensation and benefits expense. Compensation and benefits expense has increased primarily due to three factors: 1) the Bank’s expansion into Baton Rouge, where two full-service banking offices were opened during the second half of 2008; 2) the employee stock ownership plan (“ESOP”), which commenced during the fourth quarter of 2008; and 3) award grants under the stock option and recognition and retention plans approved by the Company’s shareholders in May 2009. Other increases in noninterest expense were the result of higher professional and other fees due to the increased cost of operating as a public company, including the Louisiana bank shares tax. In addition, the FDIC has increased the base insurance premium assessment on deposits.

The primary reason for the increase in noninterest expense from the second quarter of 2009 to the third quarter of 2009 also was an increase in compensation and benefits expense. Compensation and benefits expense increased primarily due to the recognition of vesting expense related to stock-based compensation plans for a full quarter. These plans commenced and began vesting approximately halfway through the second quarter of 2009. Additionally, group insurance costs increased due to an increase in the number of claims incurred. These increases were partially offset by a decrease in data processing expenses as the result of the Company’s efforts to improve operational efficiency.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30,	September 30,	%	June 30,	December 31,
	2009	2008	Change	2009	2008

Assets
Cash and cash equivalents	$37,352,620	$60,389,012	(38)%	$14,006,806	$20,150,248
Interest-bearing deposits in banks	3,150,000	792,000	298	1,289,000	1,685,000
Cash invested at other ATM locations	8,802,596	20,697,177	(57)	25,816,329	24,243,780
Securities available for sale, at fair value	105,049,877	76,301,887	38	109,817,830	114,235,261
Securities held to maturity	11,372,044	3,870,154	194	3,512,665	4,089,466
Mortgage loans held for sale	2,060,453	281,200	633	4,237,324	996,600
Loans, net of unearned income	340,222,334	317,564,165	7	342,659,432	335,568,071
Allowance for loan losses	(3,271,926)	(2,390,573)	37	(3,021,850)	(2,605,889)

Loans, net	336,950,408	315,173,592	7	339,637,582	332,962,182

Office properties and equipment, net	15,309,879	13,489,704	13	15,249,373	15,325,997
Cash surrender value of bank-owned life insurance	5,461,662	5,201,472	5	5,395,580	5,268,817
Accrued interest receivable and other assets	7,900,029	6,848,881	15	8,480,735	9,439,637

Total Assets	$533,409,568	$503,045,079	6%	$527,443,224	$528,396,988

Liabilities
Deposits	$376,635,513	$353,476,182	7%	$371,631,130	$354,145,105
Federal Home Loan Bank advances	19,879,026	15,843,422	25	22,893,099	44,420,795
Accrued interest payable and other liabilities	4,302,342	82,537,048	(95)	2,724,291	2,868,362

Total Liabilities	400,816,881	451,856,652	(11)	397,248,520	401,434,262

Shareholders’ Equity
Common stock	$89,270	$—	—%	$89,270	$89,270
Additional paid-in capital	87,714,515	—	—	87,357,709	87,182,281
Common stock acquired by benefit plans	(10,841,597)	—	—	(9,934,075)	(7,052,230)
Retained earnings	57,415,818	52,854,168	9	55,918,381	52,055,071
Accumulated other comprehensive loss	(1,785,319)	(1,665,741)	7	(3,236,581)	(5,311,666)

Total Shareholders’ Equity	132,592,687	51,188,427	159	130,194,704	126,962,726

Total Liabilities and Shareholders’ Equity	$533,409,568	$503,045,079	6%	$527,443,224	$528,396,988

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended September 30,		% Change	For The Nine Months Ended September 30,		% Change
	2009	2008		2009	2008

Interest Income
Loans, including fees	$5,616,351	$5,455,503	3%	$16,734,665	$16,255,952	3%
Investment securities	1,722,460	1,054,336	63	5,211,929	2,804,997	86
Other investments and deposits	296,759	387,095	(23)	960,011	1,036,913	(7)

Total interest income	7,635,570	6,896,934	11	22,906,605	20,097,862	14

Interest Expense
Deposits	1,371,889	1,875,504	(27)%	4,219,932	6,327,808	(33)%
Federal Home Loan Bank advances	186,168	280,141	(34)	639,343	683,442	(6)

Total interest expense	1,558,057	2,155,645	(28)	4,859,275	7,011,250	(31)

Net interest income	6,077,513	4,741,289	28	18,047,330	13,086,612	38
Provision for loan losses	287,061	92,500	210	709,210	161,437	339

Net interest income after provision for loan losses	5,790,452	4,648,789	25	17,338,120	12,925,175	34

Noninterest Income
Service fees and charges	471,925	428,529	10%	1,370,769	1,255,994	9%
Bank card fees	277,375	241,511	15	820,635	682,877	20
Gain on sale of loans, net	105,149	41,555	153	420,441	192,553	118
Loss on sale of real estate owned, net	—	—	—	—	(3,488)	—
Income from bank-owned life insurance	66,082	66,985	(1)	192,845	194,857	(1)
Other income	29,159	33,238	(12)	110,280	88,683	24

Total noninterest income	949,690	811,818	17	2,914,970	2,411,476	21

Noninterest Expense
Compensation and benefits	2,849,756	2,207,930	29%	7,788,637	6,455,640	21%
Occupancy	325,581	297,149	10	971,983	887,086	10
Marketing and advertising	131,119	92,830	41	453,051	409,403	11
Data processing and communication	328,686	315,601	4	1,048,884	1,017,349	3
Professional fees	267,118	69,422	285	729,053	235,169	210
Franchise and shares taxes	226,250	—	—	678,750	—	—
Regulatory fees	155,559	41,672	273	490,725	112,998	334
Other expenses	384,392	328,304	17	1,155,912	895,376	29

Total noninterest expense	4,668,461	3,352,908	39	13,316,995	10,013,021	33

Income before income tax expense	2,071,681	2,107,699	(2)	6,936,095	5,323,630	30
Income tax expense	574,244	715,524	(20)	2,278,120	1,808,941	26

Net income	$1,497,437	$1,392,175	8%	$4,657,975	$3,514,689	33%

Earnings per share - basic	$0.18	N/A	N/A	$0.57	N/A	N/A

Earnings per share - diluted	$0.17	N/A	N/A	$0.56	N/A	N/A

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended September 30,		% Change	For The Three Months Ended June 30, 2009	% Change

	2009	2008
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$7,636	$6,897	11	$7,734	(1)%
Total interest expense	1,558	2,156	(28)	1,631	(4)

Net interest income	6,078	4,741	28	6,103	—

Provision for loan losses	287	92	210	248	16
Total noninterest income	949	812	17	1,006	(6)
Total noninterest expense	4,669	3,353	39	4,642	1
Income tax expense	574	716	(20)	782	(27)

Net income	$1,497	$1,392	8	$1,437	4

Earnings per share - diluted	$0.17	N/A	N/A	$0.18	(6)

AVERAGE BALANCE SHEET DATA
Total assets	$529,462	$464,876	14%	$533,715	(1)%
Total interest-earning assets	499,469	437,562	14	502,987	(1)
Loans	343,618	319,242	8	343,798	—
Interest-bearing deposits	307,660	296,485	4	305,156	1
Total deposits	373,430	359,210	4	375,188	—
Total shareholders’ equity	131,643	51,268	157	129,369	2

SELECTED RATIOS (1)
Return on average assets	1.13%	1.20%	(6)%	1.08	5%
Return on average total equity	4.55	10.86	(58)	4.44	2
Efficiency ratio (2)	66.43	60.38	10	65.29	2
Average shareholders’ equity to average assets	24.86	11.03	125	24.24	3
Core capital ratio (3) (4)	19.86	10.57	88	19.79	—
Net interest margin (5)	4.83	4.31	12	4.87	(1)

	September 30, 2009	September 30, 2008	% Change	June 30, 2009	% Change

CREDIT QUALITY (3) (6)
Nonaccrual loans	$2,716	$552	392%	$2,438	11%
Accruing loans past due 90 days and over	—	—	—	—	—

Total nonperforming loans	2,716	552	392	2,438	11
Other real estate owned	—	86	—	—	—

Total nonperforming assets	$2,716	$638	326	$2,438	11

Nonperforming assets to total assets	0.51%	0.13%	292%	0.46%	11%
Nonperforming loans to total assets	0.51	0.11	364	0.46	11
Nonperforming loans to total loans	0.80	0.17	371	0.71	13
Allowance for loan losses to nonperforming assets	120.5	374.7	(68)	123.9	(3)
Allowance for loan losses to nonperforming loans	120.5	433.1	(72)	123.9	(3)
Allowance for loan losses to total loans	0.96	0.75	28	0.88	9

Year-to-date loan charge-offs	$58	$123	(53)%	$17	241%
Year-to-date loan recoveries	15	38	(61)	11	36

Year-to-date net loan charge-offs	43	85	(49)	6	617

Annualized YTD net loan charge-offs to total loans	0.02%	0.04%	(50)%	—	—%

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Asset quality and capital ratios are end of period ratios.
(4)	Capital ratios are Bank only.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.